Mail Stop 6010


October 18, 2005


Micheline Bouchard, President and Chief Executive Officer
ART Advanced Research Technologies, Inc.
2300 Alfred-Nobel Boulevard
Saint-Laurent, Quebec   H4S  2A4   Canada

Via U S Mail and FAX [(514) 832-0778 ]


	Re:	ART Advanced Research Technologies, Inc.
		Form 20-F for the fiscal year ended December 31, 2004 Form 6-K for the fiscal 2005
		File No.  0-30214



Dear Ms. Bouchard:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant






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